UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2008 (July 1, 2008)

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 1, 2008, Plains Exploration & Production Company (“PXP”) and Chesapeake Energy Corporation (“Chesapeake”) issued a joint press release announcing that they had entered into agreements whereby PXP has agreed to acquire a 20% interest in Chesapeake’s Haynesville Shale leasehold as of June 30, 2008, for approximately $1.65 billion in cash. Chesapeake estimates that its leasehold as of June 30, 2008 was approximately 550,000 net acres, which will entitle PXP to approximately 110,000 net acres. There are no material proved reserves associated with the acreage. The transaction is expected to close on July 7, 2008. PXP intends to fund the transaction with borrowings under its Amended and Restated Credit Agreement. In addition, PXP has agreed, over a multi-year period, to fund 50% of Chesapeake’s drilling and completion costs associated with future Haynesville Shale wells, up to an additional $1.65 billion.

Purchase and Sale Agreement and Participation Agreement

Pursuant to the Purchase and Sale Agreement dated July 1, 2008 (the “PSA”), between PXP, PXP Louisiana L.L.C., PXP Louisiana Operations LLC and Chesapeake Louisiana, L.P., PXP will purchase a 20% interest in certain properties owned by Chesapeake for an expected total payment of $1.65 billion in cash (the “Cash Payment”). PXP expects to pay $1.375 billion of the Cash Payment on July 7, 2008. The remainder of the Cash Payment will be paid on or before October 30, 2008, subject to customary post-closing adjustments.

In connection with the PSA, PXP, PXP Louisiana L.L.C., PXP Louisiana Operations LLC and Chesapeake Louisiana, L.P. will enter into a Participation Agreement dated as of July 7, 2008, and effective as of June 30, 2008 (the “Participation Agreement” and, together with the PSA, the “Agreements”), whereby PXP agrees, over a multi-year period, to fund 50% of Chesapeake’s drilling and completion costs associated with future Haynesville Shale wells, up to an additional $1.65 billion. In addition, PXP will have the option to participate for 20% of any additional leasehold that Chesapeake, or its affiliates, acquires in the Haynesville Shale within a designated area of mutual interest.

The PSA contains indemnity obligations, some of which are subject to certain thresholds, with respect to losses relating to breaches of representations or warranties, ownership, operation or use of excluded wells, ownership, operation or use of leases prior to June 30, 2008, pending litigation and failure to make certain payments.

The PSA also contains representations and warranties that the parties have made to each other as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the transactions described therein, the PSA is not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the PSA were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed between those parties, including being qualified by disclosures between those parties. Those representations and warranties may have been made to allocate risks among the parties to the PSA, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in schedules and exhibits that the parties exchanged in connection with signing the PSA. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the PSA and are modified in important part by the underlying schedules and exhibits. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the PSA, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

To the extent required by Item 1.01 of Form 8-K, the information contained or incorporated in Item 2.03 of this report is incorporated by reference in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

PXP is party to an Amended and Restated Credit Agreement dated as of November 6, 2007 with JPMorgan Chase Bank, N.A. as administrative agent and the lenders party thereto (the “Amended Credit Agreement”). The aggregate commitments of the lenders under the Amended Credit Agreement are $1.9 billion with a $400 million accordion feature (the “Accordion”) that would increase the aggregate commitments. In connection with the Chesapeake transaction described in Item 1.01, PXP will exercise the Accordion and the aggregate commitments of the lenders under the Amended Credit Agreement will be increased to $2.3 billion.

Item 7.01	Regulation FD Disclosure

On July 1, 2008, PXP issued a press release announcing the Haynesville acreage acquisition from Chesapeake. The press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein. On July 2, 2008, a jointly hosted conference call by both Chesapeake and PXP management teams will be held. In connection with such call, PXP has prepared investor slides, which are furnished herewith as Exhibit 99.2 and are incorporated by reference herein. The presentation materials will also be posted in the Investor Relations section of PXP’s website, http://www.pxp.com, for 60 days after the event.

The information presented herein under this Item 7.01 shall not be deemed “filed” under the Securities Exchange Act 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d)

Exhibit 99.1—Press Release dated July 1, 2008.

Exhibit 99.2—Presentation dated July 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: July 1, 2008	/s/ Cynthia A. Feeback
Cynthia A. Feeback
Vice President—Accounting, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit 99.1—Press Release dated July 1, 2008.

Exhibit 99.2—Presentation dated July 2008.

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